Exhibit 99.1
Nash Finch Reports Fourth Quarter and Fiscal 2006 Results
     MINNEAPOLIS (March 1, 2007) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the fourth quarter and year ended December 30, 2006.
Financial Results
     Sales for fiscal 2006 were $4.632 billion compared to $4.556 billion in fiscal 2005. The increase in sales primarily reflects the Company’s acquisition of food distribution divisions located in Lima, Ohio and Westville, Indiana effective March 31, 2005 and stronger sales in the military segment, partially offset by a decline in the retail segment sales associated with the closing of underperforming stores.
     Sales for the fourth quarter of 2006 were $1.099 billion as compared to $1.123 billion in the prior year quarter. The sales decline is attributable to the closing of underperforming retail stores, slower growth in new accounts and customer attrition in the food distribution segment; partially offset by stronger sales in the military segment.
     For fiscal 2006, the Company’s net loss was $23.0 million, or $1.72 per diluted share, as compared to net earnings of $41.3 million, or $3.13 per diluted share, for fiscal 2005. Fiscal 2006 earnings were negatively impacted by pre-tax charges totaling $63.7 million, or $3.62 per diluted share. This compares to fiscal 2005 pre-tax charges of $3.9 million, or $0.18 per diluted share. The details of these charges for the full year and fourth quarter together with a comparison to similar charges in the prior year are depicted in the following table.
     For the fourth quarter of 2006, the Company’s net loss was $26.4 million, or $1.96 per diluted share, as compared to net earnings of $13.5 million, or $1.01 per diluted share, in the prior year quarter. Earnings for the fourth quarter of 2006 were negatively impacted by pre-tax charges totaling $38.9 million, or $2.49 per diluted share. Earnings for the fourth quarter of 2005 were negatively impacted by pre-tax charges totaling $3.8 million, or $0.17 per diluted share.
     Consolidated EBITDA1 for fiscal 2006 was $102.7 million, or 2.2% of sales, compared to $132.7 million, or 2.9% of sales, for fiscal 2005. In the fourth quarter 2006, Consolidated EBITDA was $23.9 million, or 2.2% of sales, compared to $32.7 million, or 2.9% of sales, in the prior year quarter. Consolidated EBITDA, is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial results in the attached financial statements.

     The following table identifies the significant pre-tax charges affecting our net earnings from continuing operations and Consolidated EBITDA for the fourth quarter and fiscal year 2006 and prior year results:

	4th Quarter	4th Quarter	Fiscal	Fiscal
(dollars in millions except per share amounts)	2006	2005	2006	2005
Significant charges
Increase in allowance for doubtful accounts relating to customer receivables	$0.7	$3.0	$2.5	$2.0
Inventory markdown and closure costs of retail stores	1.1	0.2	2.3	1.0
Severance costs due to senior management changes	—	—	4.2	—
Costs related to change in vacation policy	3.4	0.6	2.0	—

Significant charges impacting Consolidated EBITDA	5.2	3.8	11.0	3.0

Goodwill impairment of retail segment	$26.4	$—	$26.4	$—
Change in estimate of 2004 special charge for store dispositions based on updated assumptions and current market conditions	—	—	6.3	(1.3)
Asset impairments and lease costs on closed retail stores	5.4	—	7.5	1.4
Increase in lease reserves relating to customer leases	1.4	—	5.9	—
Charges due to the bankruptcy of a long-time customer	—	—	4.1	—
Impairment of trade name	—	—	2.0	—
2006 credit facility amendment fee/2005 bridge loan fee	0.5	—	0.5	0.8

Significant charges impacting pre-tax income	$38.9	$3.8	$63.7	$3.9

Diluted earnings per share impact	$2.49	$0.17	$3.62	$0.18

Strategic Plan
     In November 2006, the Company announced a new strategic plan designed to enhance its market focus and provide a strong platform to support growth initiatives. In the near term, the focus is to stabilize the business through improving processes which will enhance new business development methods, improve productivity levels and ensure more effective management of gross margin.

[1]	Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of consolidated EBITDA is provided as additional information relevant to compliance with our debt convenants.
     The following table details the long-term financial targets anticipated to be attained through successful execution of the strategic plan.

	Long-term		Actual
Financial Objectives	Target		2006

Organic Revenue Growth	2.0%		-2.9%
Consolidated EBITDA Margin	4.0%		2.2%
Free Cash Flow / Net Assets	10.0%		8.7%
Debt Leverage Ratio (Debt/Consolidated EBITDA)	2.5	x	3.4	x
     “As I mentioned last quarter, Nash Finch is in a period of transition”, said Alec Covington, President and CEO of Nash Finch. “These steps are designed to return Nash Finch back to an acceptable level of profitability and to ensure long-term success. Our strategic plan, with its strong emphasis on delighting consumers by creating focused businesses and retail formats, will place us on the path to achieve our goal of becoming the food distributor of choice and to increase overall shareholder value.”
Food Distribution Results

		4th
	4th Quarter	Quarter	%	Fiscal	Fiscal	%
(dollars in millions)	2006	2005	Change	2006	2005	Change

Sales	$666.5	$684.8	(2.7%)	$2,787.7	$2,669.3	4.4%
Segment Profit	$17.7	$20.6	(14.1%)	$75.8	$86.3	(12.2%)
Percentage of Sales	2.7%	3.0%		2.7%	3.2%
     The fiscal year sales increase reflects the positive impact of the acquisition of the Lima and Westville divisions. However, apart from the impact of the acquisition, food distribution sales have been negatively impacted in both the quarterly and fiscal year comparisons by slower growth in new accounts, increased customer attrition and a decline in year over year sales to our existing customer base.
     The decrease in segment profit for the fourth quarter and fiscal year periods reflects a decline in food distribution profit margin primarily due to a greater concentration of lower margin customers and, to a lesser degree, from less effective gross margin management.

Military Distribution Results

	4th Quarter	4th Quarter	%	Fiscal	Fiscal	%
(dollars in millions)	2006	2005	Change	2006	2005	Change

Sales	$288.5	$272.4	5.9%	$1,195.0	$1,157.2	3.3%
Segment Profit	$9.5	$9.3	2.2%	$40.5	$39.3	3.1%
Percentage of Sales	3.3%	3.4%		3.4%	3.4%
     The sales increases in both the quarter and fiscal year comparisons are the result of higher domestic sales due to increased product line offerings.
     Military segment profits in the fourth quarter and fiscal year comparisons increased as a result of sales growth, but decreased slightly as a percent of sales due to the sales shift from overseas to domestic locations, where the costs of distribution are higher.
Retail Results

	4th Quarter	4th Quarter	%	Fiscal	Fiscal	%
(dollars in millions)	2006	2005	Change	2006	2005	Change

Sales	$144.1	$166.0	(13.2%)	$648.9	$729.1	(11.0%)
Segment Profit	$4.3	$8.3	(48.2%)	$20.8	$26.6	(21.8%)
Percentage of Sales	3.0%	5.0%		3.2%	3.6%
     The sales decreases in the fourth quarter and fiscal year comparisons reflect the sale or closure of 16 stores during fiscal 2006, as well as declines in same store sales of 0.7% and 1.8% in the quarterly and year-to-date comparisons, respectively. The fourth quarter and fiscal year 2006 same store sales and profit margins continue to be negatively impacted by the introduction of supercenter and other alternative format competitors.
Liquidity
     During fiscal 2006, the Company repaid $57.7 million of revolving debt and other long-term debt, including $15.0 million on its term loan. The Company continues to focus on effectively managing its working capital, reducing indebtedness and improving cash flow and is currently in compliance with all of its debt covenants. On November 28, 2006, the Company entered into a Second Amendment to its bank credit facility to increase the leverage ratio covenant requirement for fiscal 2006 from 3.25 to 3.75. The leverage ratio covenant was adjusted through the third quarter of 2007. The actual leverage ratio for fiscal 2006 was 3.42.

Restructuring
     The Company previously announced plans and provided an estimate of $18 to $24 million for charges to be taken related to the closure of five of its retail stores and the intention to rationalize its food distribution business. During the fourth quarter of 2006, the Company closed the five stores and recorded $5.4 million in asset impairment and lease related charges related to these closures in addition to incurring $1.1 million to liquidate inventory. The Company has determined not to proceed with the previously contemplated plan to rationalize food distribution facilities in the near term. After further analysis, the Company has identified other alternatives that will achieve significant annual food distribution savings. Accordingly, the estimated restructuring and impairment charges ranging from $11.0 to $17.0 million will not be incurred over the next two quarters as originally announced.
Management
     In the fourth quarter, the Company announced the return of Christopher Brown as Executive Vice President, Food Distribution and Bob Dimond as Executive Vice President, CFO and Treasurer. “In addition to the key executive positions filled earlier in 2006, with the appointment of Christopher and Bob, we now have a solid management team in place to begin the new year”, said Mr. Covington, “and we are very optimistic about our prospects for success in 2007.”
     A conference call to review the fiscal 2006 results is scheduled for 10 a.m. (CT) on March 1, 2007. Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com. A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.” A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”
     Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.
     The statements in this release that refer to plans and expectations for fiscal 2007 and other future periods are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors that could cause actual results to differ materially from published plans and expectations include the following:
•	the success or failure of strategic plans, new business ventures and initiatives;

•	the effect of competition on our distribution, military and retail businesses;

•	our ability to identify and execute plans to improve the competitive position of our retail operations;

•	risks entailed by acquisitions, including our ability to successfully integrate acquired operations and retain the customers of those operations;

•	credit risk from financial accommodations extended to customers;

•	general sensitivity to economic conditions, including volatility in energy prices and food commodities;

•	future changes in market interest rates;

•	our ability to identify and execute plans to expand our food distribution operations;

•	changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•	limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•	possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;

•	adverse determinations or developments with respect to the litigation or SEC inquiry discussed in Part I, Item 3 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	changes in consumer spending, buying patterns or food safety concerns; and

•	unanticipated problems with product procurement.
A more detailed discussion of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in its periodic reports filed with the SEC.

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Twelve		Fifty Two
	Weeks Ended		Weeks Ended
	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005
Sales	$1,099,139	1,123,236	$4,631,629	4,555,507
Cost of sales	1,006,047	1,018,764	4,229,807	4,124,344

Gross Profit	93,092	104,472	401,822	431,163

Other costs and expenses:
Selling, general and administrative	75,891	69,284	319,678	300,837
Losses (gains) on sale of real estate	37	(2,600)	(1,130)	(3,697)
Special charges	—	—	6,253	(1,296)
Goodwill impairment	26,419	—	26,419	—
Extinguishment of debt	—	—	—	—
Depreciation and amortization	9,447	10,376	41,451	43,721
Interest expense	6,551	6,048	26,644	24,732

Total other costs and expenses	118,345	83,108	419,315	364,297

Earnings (loss) from continuing operations before income taxes and cumulative effect of a change in accounting principle	(25,253)	21,364	(17,493)	66,866

Income tax expense	1,275	7,924	5,835	25,670

Earnings (loss) from continuing operations before cumulative effect of a change in accounting principle	(26,528)	13,440	(23,328)	41,196

Discontinued operations, net of income tax expense of $102, $36 and $36 in 2006, 2005 and 2004, respectively:	160	56	160	56

Earnings (loss) before cumulative effect of change in accounting principle	(26,368)	13,496	(23,168)	41,252

Cumulative effect of a change in accounting principle, net of income tax expense of $119 in 2006	—	—	169	—

Net earnings (loss)	$(26,368)	13,496	$(22,999)	41,252

Net earnings (loss) per share:

Basic earnings per share:
Continuing operations before cumulative effect of a change in accounting principle	$(1.97)	1.02	$(1.74)	3.19
Discontinued operations, net of income tax expense	0.01	—	0.01	—
Cumulative effect of change in accounting principle, net of income tax expense	—	—	0.01	—

Net earnings (loss) per share	$(1.96)	1.02	$(1.72)	3.19

Diluted earnings per share:
Continuing operations before cumulative effect of a change in accounting principle	$(1.97)	1.01	$(1.74)	3.13
Discontinued operations, net of income tax expense	0.01	—	0.01	—
Cumulative effect of change in accounting principle, net of income tax expense	—	—	0.01	—

Net earnings (loss) per share	$(1.96)	1.01	$(1.72)	3.13

Cash dividends per common share	$0.180	0.180	$0.720	0.675

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	13,427	13,295	13,382	12,942
Diluted	13,427	13,421	13,382	13,185

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	December 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$958	1,257
Accounts and notes receivable, net	186,833	195,367
Inventories	241,875	289,123
Prepaid expenses and other	15,445	16,984
Deferred tax assets	11,942	9,476

Total current assets	457,053	512,207

Notes receivable, net	13,167	16,299

Property, plant and equipment:
Land	16,924	18,107
Buildings and improvements	194,793	193,181
Furniture, fixtures and equipment	311,280	311,778
Leasehold improvements	65,197	65,451
Construction in progress	1,148	1,876
Assets under capitalized leases	31,213	40,171

	620,555	630,564
Less accumulated depreciation and amortization	(400,750)	(387,857)

Net property, plant and equipment	219,805	242,707

Goodwill	215,174	244,471
Customer contracts and relationships, net	32,141	35,619
Investment in direct financing leases	6,143	9,920
Deferred tax asset, net	—	1,667
Other assets	10,820	14,534

Total assets	$954,303	1,077,424

Liabilities and Stockholders’ Equity
Current liabilities:
Outstanding checks	$13,335	10,787
Current maturities of long-term debt and capitalized lease obligations	3,776	5,022
Accounts payable	196,168	217,368
Accrued expenses	64,747	83,539
Income taxes payable	196	9,143

Total current liabilities	278,222	325,859

Long-term debt	313,985	370,248
Capitalized lease obligations	33,869	37,411
Deferred tax liability, net	4,214	—
Other liabilities	29,633	21,328
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock — no par value. Authorized 500 shares; none issued	—	—
Common stock of $1.66 2/3 par value Authorized 50,000 shares, issued 13,409 and 13,317 shares, respectively	22,348	22,195
Additional paid-in capital	53,697	49,430
Restricted stock	—	(78)
Common stock held in trust	(2,051)	(1,882)
Deferred compensation obligations	2,051	1,882
Accumulated other comprehensive income	(4,582)	(4,912)
Retained earnings	223,416	256,149
Treasury stock at cost, 21 and 11 shares, respectively	(499)	(206)

Total stockholders’ equity	294,380	322,578

Total liabilities and stockholders’ equity	$954,303	1,077,424

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Fifty Two
	Weeks Ended
	December 30,	December 31,
	2006	2005
Operating activities:
Net earnings (loss)	$(22,999)	41,252
Adjustments to reconcile net income to net cash provided by operating activities:
Special charges — non cash portion	6,253	(1,296)
Impairment of retail goodwill	26,419	—
Discontinued operations	(262)	(92)
Extinguishment of debt	—	—
Depreciation and amortization	41,451	43,721
Amortization of deferred financing costs	823	821
Amortization of rebatable loans	3,926	2,595
Provision for bad debts	5,600	4,851
Provision for lease reserves	7,042	(1,572)
Deferred income tax expense	3,417	711
Gain on sale of real estate and other	(1,881)	(4,505)
LIFO charge	2,630	724
Asset impairments	11,443	5,170
Share-based compensation	1,166	1,718
Cumulative effect of a change in accounting principle	(288)	—
Deferred compensation	(226)	918
Other	(1,192)	2,542
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts and notes receivable	5,889	(5,522)
Inventories	44,619	(31,295)
Prepaid expenses	3,128	(1,202)
Accounts payable	(21,729)	(1,298)
Accrued expenses	(10,564)	6,368
Income taxes payable	(10,536)	(1,677)
Other assets and liabilities	(3,994)	(1,615)

Net cash provided by operating activities	90,135	61,317

Investing activities:
Disposal of property, plant and equipment	6,333	16,346
Additions to property, plant and equipment	(27,469)	(24,638)
Business acquired, net of cash	—	(226,351)
Loans to customers	(5,767)	(3,086)
Payments from customers on loans	2,165	7,797
Purchase of marketable securities	(233)	(2,112)
Sale of marketable securities	921	2,927
Corporate owned life insurance, net	(320)	(1,707)
Other	(139)	144

Net cash used in investing activities	(24,509)	(230,680)

Financing activities:
Proceeds (payments) of revolving debt	(41,600)	30,600
Dividends paid	(9,611)	(8,779)
Proceeds from exercise of stock options	680	11,686
Proceeds from employee stock purchase plan	502	567
Proceeds from long-term debt	—	150,087
Payments of long-term debt	(16,104)	(10,425)
Payments of capitalized lease obligations	(2,901)	(2,623)
Increase (decrease) in outstanding checks	2,549	(557)
Premium paid for early extinguishment of debt	—	—
Payments of deferred financing costs	—	(4,965)
Tax benefit from exercise of stock options	68	—
Other	492	—

Net cash (used) provided by financing activities	(65,925)	165,591

Net decrease in cash and cash equivalents	(299)	(3,772)
Cash and cash equivalents:
Beginning of period	1,257	5,029

End of period	$958	1,257

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	Twelve	Twelve	Fifty Two	Fifty Two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	December 30,	December 31,	December 30,	December 31,
Other Data (In thousands)	2006	2005	2006	2005
Total debt	$351,630	412,681	351,630	412,681
Stockholders’ equity	$294,380	322,578	294,380	322,578
Capitalization	646,010	735,259	646,010	735,259
Debt to total capitalization	54%	56%	54%	56%
Working capital ratio (a)	2.71	2.29	2.71	2.29

Non-GAAP Data
Consolidated EBITDA (b)	$23,920	32,720	102,730	132,672
Interest coverage ratio — trailing 4 qtrs. (consolidated EBITDA to interest expense) (c)	3.95	5.51	3.95	5.51
Leverage ratio — trailing 4 qtrs. (debt to consolidated EBITDA) (d)	3.42	2.95	3.42	2.95
Senior secured leverage ratio (senior secured debt to consolidated EBITDA) (e)	1.56	1.54	1.56	1.54

Comparable GAAP Data
Earnings before income taxes to interest expense (c)	(0.67)	2.77	(0.67)	2.77
Debt to earnings before income taxes (d)	(20.10)	5.91	(20.10)	5.91
Senior secured debt to earnings before income taxes (e)	(9.15)	3.09	(9.15)	3.09

Debt Covenants	Required Ratio	Actual Ratio
Working capital ratio	1.75 (minimum)	2.71
Interest coverage ratio	3.50 (minimum)	3.95
Senior secured leverage ratio	2.50 (maximum)	1.56
Leverage ratio	3.75 (maximum)	3.42

(a)	Working capital ratio is defined as net trade accounts receivable plus inventory divided by the sum of loans and letters of credit outstanding under our senior secured credit agreement plus certain additional secured debt.

(b)	Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of consolidated EBITDA is provided as additional information relevant to compliance with our debt covenants.

(c)	Interest coverage ratio is defined as the Company’s Consolidated EBITDA divided by interest expense for the four trailing quarters ending December 30, 2006 and December 31, 2005, respectively. The most comparable GAAP ratio is earnings from continuing operations before income taxes divided by interest expense for the same periods.

(d)	Leverage ratio is defined as the Company’s total debt at December 30, 2006 and December 31, 2005, divided by Consolidated EBITDA for the respective four trailing quarters. The December 31, 2005 ratio included Consolidated EBITDA calculated on a pro-forma basis giving effect to the acquisition from Roundy’s as if it had occurred at the beginning of the trailing four quarter period. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters.

(e)	Senior secured leverage ratio is defined as total senior secured debt at December 30, 2006 and December 31, 2005 divided by Consolidated EBITDA for the respective four trailing quarters. The December 31, 2005 ratio included Consolidated EBITDA calculated on a pro-forma basis giving effect to the acquisition from Roundy’s as if it had occurred at the beginning of the trailing four quarter period. The most comparable GAAP ratio is total senior secured debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA; and Segment Profit (in thousands)
FY 2006

	2006	2006	2006	2006	Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtr
Earnings (loss) from continuing operations before income taxes	$6,314	7,733	(6,287)	(25,253)	(17,493)
Add/(deduct)
Interest expense	6,067	6,120	7,906	6,551	26,644
Depreciation and amortization	9,702	9,617	12,685	9,447	41,451
LIFO	462	461	1,590	117	2,630
Closed store lease costs	902	1,327	4,455	2,675	9,359
Asset impairments	1,547	3,247	2,522	4,127	11,443
Gains on sale of real estate	33	(1,225)	25	37	(1,130)
Subsequent cash payments on non-cash charges	(808)	(656)	(1,862)	(686)	(4,012)
Goodwill Impairment	—	—	—	26,419	26,419
Share based compensation(b)	(187)	634	233	486	1,166
Special charges	—	—	6,253	—	6,253

Total Consolidated EBITDA	$24,032	27,258	27,520	23,920	102,730

	2006	2006	2006	2006	Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtr
Segment Consolidated EBITDA
Food Distribution	$20,352	20,089	26,030	20,234	86,705
Military	9,173	10,295	11,850	9,941	41,259
Retail	6,743	8,965	8,633	6,227	30,568
Unallocated Corporate Overhead	(12,236)	(12,091)	(18,993)	(12,482)	(55,802)

	$24,032	27,258	27,520	23,920	102,730

	2006	2006	2006	2006	Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtr
Segment profit
Food Distribution	$17,841	17,584	22,689	17,676	75,790
Military	8,747	11,011	11,283	9,485	40,526
Retail	4,272	6,600	5,645	4,296	20,813
Unallocated Corporate Overhead	(24,546)	(27,462)	(45,904)	(56,710)	(154,622)

	$6,314	7,733	(6,287)	(25,253)	(17,493)

FY 2005

	2005	2005	2005	2005	Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtr
Earnings from continuing operations before income taxes	$11,361	16,041	18,100	21,364	66,866
Add/(deduct)
Interest expense	4,187	6,578	7,919	6,048	24,732
Depreciation and amortization	8,374	10,614	14,357	10,376	43,721
LIFO	577	828	(229)	(452)	724
Closed store lease costs	178	—	216	(191)	203
Asset impairments	458	2,089	1,772	851	5,170
Gains on sale of real estate	—	(541)	(556)	(2,600)	(3,697)
Subsequent cash payments on non-cash charges	(1,375)	(652)	(752)	(2,690)	(5,469)
Share based compensation(b)	680	536	488	14	1,718
Special charges	—	(1,296)	—	—	(1,296)
Extinguishment of debt	—	—	—	—	—

Total Consolidated EBITDA	$24,440	34,197	41,315	32,720	132,672

	2005	2005	2005	2005	Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtr
Segment Consolidated EBITDA after reclass of marketing revenues and bad debt expense (a)
Food Distribution	$17,726	25,291	30,379	22,962	96,358
Military	9,315	9,855	12,187	9,669	41,026
Retail	8,387	8,829	10,273	10,969	38,458
Unallocated Corporate Overhead	(10,988)	(9,778)	(11,524)	(10,880)	(43,170)

	$24,440	34,197	41,315	32,720	132,672

	2005	2005	2005	2005	Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtr
Segment profit after reclass of marketing revenues and bad debt expense (a)
Food Distribution	$15,913	22,734	27,112	20,576	86,335
Military	8,910	9,452	11,644	9,259	39,265
Retail	5,729	6,155	6,444	8,284	26,612
Unallocated Corporate Overhead	(19,191)	(22,300)	(27,100)	(16,755)	(85,346)

	$11,361	16,041	18,100	21,364	66,866

(a)	Segment information prior to fourth quarter fiscal 2005 reflects a reclassification of marketing revenues and costs from Unallocated Corporate Overhead to the Food Distribution and Retail segments and, for periods prior to fiscal year 2006, a reclassification of bad debt expense from Unallocated Corporate Overhead to Food Distribution

(b)	The calculation of Consolidated EBITDA has been revised for all periods presented to include an adjustment for noncash share-based compensation.
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Contact: Bob Dimond, 952-844-1060